COTT CORPORATION’S ACQUISITION OF MACAW SOFT DRINKS RECEIVES FURTHER REVIEW IN THE UK
(Toronto — November 29, 2005) Cott Corporation (NYSE:COT; TSX:BCB), today announced that the United Kingdom’s Office of Fair Trading has referred the acquisition of Macaw Soft Drinks by its UK subsidiary, Cott Beverages Ltd., to the UK Competition Commission for further review.
“It is not uncommon for acquisitions of this kind to be reviewed by the UK’s Competition Commission,” commented Andrew Murfin, Senior Vice President of Cott Corporation and Managing Director of Cott UK. “We are confident that the Commission will agree that this acquisition does nothing to diminish the robust competition that currently exists among non-alcoholic beverage manufacturers. We intend to fully cooperate with the review and we expect that the transaction will meet the criteria for final clearance.”
On August 10, 2005, Cott acquired Macaw Soft Drinks, then a privately-owned manufacturer of retailer brand soft drinks, for approximately $135 million USD (£75.7 million). Macaw’s assets include production lines for carbonated soft drinks, dilute-to-taste and aseptic beverages in manufacturing plants located in Nelson, Lancashire.
Pending completion of the Commission’s review, Cott has agreed to operate the former Macaw business without further integrating it into Cott’s UK Division. The Competition Commission is expected to issue a decision by May 15, 2006.
About Cott Corporation
Cott Corporation is one of the world’s largest retailer brand beverage suppliers whose principal markets are the United States, Canada, the United Kingdom and Mexico. The Company’s website is www.cott.com.
Safe Harbor Statements
This press release contains forward-looking statements reflecting management’s current expectations regarding future results of operations, economic performance, financial condition and achievements of the Company. Forward-looking statements, specifically those concerning future performance, are subject to certain risks and uncertainties, and actual results may differ materially. These risks and uncertainties are detailed from time to time in the Company’s filings with the appropriate securities commissions, and include, without limitation, stability of procurement costs for raw and packaging materials, the Company’s ability to restore plant efficiencies and lower logistics costs, adverse weather conditions, competitive activities by national, regional and retailer brand beverage manufacturers, the Company’s ability to develop new products that appeal to consumer tastes, the Company’s ability to identify acquisition candidates, successfully consummate acquisitions and integrate acquired businesses into its operations, fluctuations in currency versus the U.S. dollar, the uncertainties of litigation or regulatory review, loss of key customers and retailers’ continued commitment to their retailer brand beverage programs. The foregoing list of factors is not exhaustive. The Company undertakes no obligation to publicly update or revise any forward-looking statements.
COTT CONTACTS:

Media Relations
Kerry Morgan	Tel: (416) 203-5613
kmorgan@cott.com

Investor Relations
Edmund O’Keeffe	Tel: (416) 203-5617
eokeeffe@cott.com

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